Exhibit (b)(14)

                                                                   June 30, 1997





Mr. Wilfred Connell
2899 Forrest Lane
Decatur, IL  62521

Dear Wilfred:

This letter represents the full and complete terms of the agreement between Wilfred Connell and Illinois Power (Company) regarding your retirement from the Company.

1. You will remain an active employee of the Company, at your present monthly rate of $16,000, through July 31, 1997. During this period you will continue to report to John Cook and will be assigned projects as appropriate.

2. You agree to make yourself available to perform consulting services for the Company during the period August 1, 1997 through December 31, 1997 as may be requested by the Company from time to time. The Company will give you advance notice when consulting services are required and agrees that such consulting services will not require more than 60 hours of your time in any month and will not exceed 300 hours in total. In consideration of the consulting services to be provided under this paragraph 2 and the other covenants contained in this Agreement, within 15 days after July 31, 1997, the Company will pay you a lump sum payment of $80,000. This payment will not be treated as compensation for purposes of any retirement or other benefit plan maintained by the Company.

3.   On August 1, 1997 your status will change from active to retired.

4.   You and your spouse are entitled to active employee medical in retirement.

5. Based on your age at retirement, life insurance of $112,000 per year will be provided.

6. Long Term Incentives are divided into two components: SVA Award and Stock Options.

          SVA Award: Performance permitting, you will receive your previously earned SVA Award(s) on the regular payout cycle based on previously established goals.

          Stock Options: Unvested options will continue to vest in accordance with our preestablished schedule. Vested options must be exercised before your fifth anniversary after retirement.

7. Executive Incentive Compensation: Vested awards and deferred compensation will be distributed according to your previous declarations.

8. Executive tax assistance and financial planning are available to you as a retiring officer for the reminder of 1997 and calendar years 1998 and 1999, not to exceed $2500 per year.

9. Outplacement assistance of up to $1000 will be reimbursed for expenses you incur prior to August 1, 1998.

10. In the event the NRC determines individual enforcement is appropriate for events that occurred on June 2, 1997, Illinois Power will provide appropriate legal representation to aid you in defense of NRC enforcement actions.

11. Your company vehicle must be returned to the Headquarter's parking garage by August 1, 1997.

12. You must make the proper arrangements for out processing according to Clinton Power Station Procedure.

13. The total monthly benefit you are entitled to with a August 1, 1997 retirement date is $3594.16 consisting of $2900.05 from the Qualified Plan and $694.11 from the Supplemental Retirement Income Plan (Plan). Additionally, by special Amendment to the Plan, an additional supplemental monthly payment of $765.58 will be paid through the Plan. A contingent annuity options available for your qualified benefit. The amount payable to you through the Plan is only paid while you are living.

14. You understand and agree that the benefits provided under this Agreement exceed those to which you would otherwise be entitled and Illinois Power shall not be obligated to pay you any additional compensation or to provide any additional benefits to you except as provided in this Agreement or as required by law.

     15. In consideration of the foregoing, you, on behalf of yourself, your heirs, agents, successors, representatives and assigns, hereby release Illinois Power, its past, present and future officers, directors,, employees, agents and representatives and their successors and assigns, from any and all claims of whatever sort which you had or now have against each or any one of them relating in any way to or arising out of your employment with Illinois Power or the severance thereof, including, but not limited to, any claims of age discrimination under the Age Discrimination in Employment Act or other statute, constructive discharge, wrongful termination, or any other claims under any federal, state or local statute, ordinance or common law. Nothing in this paragraph shall be construed to release any claims or waive any right to sue arising out of violations of this Agreement or acts subsequent to the date of this Agreement. You are advised to consult with your attorney prior to signing this Agreement.

          Illinois Power, on behalf of itself and its past, present and future officers, directors, employees, agents and representatives hereby releases you from any and all claims of whatever sort which they had or now have against you relating in any way to or arising out of your employment with Illinois Power. Nothing in this paragraph shall be construed to release any claims or waive any right to sue arising out of violations of this Agreement or acts subsequent to the date of this Agreement.

          You agree that, except as required by law, you will not use or disclose any non-public information about the company, and that you will promptly return all materials containing confidential material about the Company which still may be in your possession. You also agree to cooperate with the company in any third party lawsuits or other claims involving the Company, to the extent that the claims relate to your work for the Company, and the Company will provide you with reasonable compensation for the time you spend in connection with such cooperation.

If you concur with the terms of this Agreement, please sign and date in the appropriate place below.

                                                                Sincerely,


                                                                /s/Larry D. Haab
                                                                Larry D. Haab


Accepted and agreed to this
30 day of June, 1997



/s/Wilfred Connell
Wilfred Connell